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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                       THREE MONTHS ENDED MARCH 31, 2000
                    (In thousands, except per share amounts)

                                                 Number of Shares   Percent Outstanding   Equivalent Shares
                                                 ----------------   -------------------   -----------------
Prior to Initial Public Offering
  1997 Common Stock Offering                               639            100.00%                    639
After Initial Public Offering
  1998 Common Stock Offering                        15,000,000            100.00%             15,000,000
  Preferred Stock Converted to Common Stock         60,511,692            100.00%             60,511,692
  1999 Common Stock Offering                        21,041,100            100.00%             21,041,100
  2000 Common Stock Offering                        10,703,109             62.61%              6,701,093
  Treasury Shares                                     (327,495)            53.37%               (174,777)
  Warrants Exercised                                   588,891             96.83%                570,230
  Stock Options Exercised                              435,386             62.12%                270,445
  Cash in Lieu of Stock Split                             (577)            35.18%                   (203)
  Employee Stock Discount Purchase Plan Shares
     Issued                                            177,509             98.81%                175,403
                                                                                            ------------
WEIGHTED AVERAGE SHARES OUTSTANDING                                                          104,095,622
NET LOSS                                                                                     (61,270,000)
NET LOSS PER SHARE, BASIC AND DILUTED                                                              (0.59)
                                                                                            ============
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